Exhibit 23.4

CONSENT OF THE BENCHMARK COMPANY, LLC

The Benchmark Company, LLC (“Benchmark”), hereby consents to (i) the inclusion of our fairness opinion, dated May 9, 2023, to the Board of Directors of OmniLit Acquisition Corp. in the filing of the Registration Statement on Form S-4 of OmniLit Acquisition Corp., filed on May 10, 2023 (the “Registration Statement”), and (ii) all references to the fairness opinion in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above–mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to in whole or in part in any registration statement (including any subsequent amendments to the above–mentioned Registration Statement), proxy statement/prospectus or any other document, except in accordance with our prior written consent. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

/s/ The Benchmark Company, LLC
The Benchmark Company, LLC
New York, New York

May 10, 2023